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                           THE PEP BOYS - MANNY, MOE & JACK AND SUBSIDIARIES               Exhibit 11
                                COMPUTATION OF NET EARNINGS PER SHARE
                                (in thousands, except per share data)
                                            (UNAUDITED)

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                                                                Thirteen weeks ended
                                                        ----------------------------------
                                                        April 29, 2000         May 1, 1999
                                                        --------------      --------------
(a)  Net earnings before extraordinary gain...........         $ 4,407             $10,093

     Adjustment for interest on zero coupon convertible
       subordinated notes, net of income tax effect...              -                   -
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(b)  Adjusted net earnings                                     $ 4,407             $10,093
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(c)  Average number of common shares outstanding
       during the period..............................          50,998              50,511

     Common shares assumed issued upon conversion of
       zero coupon convertible subordinated notes.....              -                   -

     Common shares assumed issued upon exercise
       of dilutive stock options, net of assumed
       repurchase, at the average market price........               3                 252
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(d)  Average number of common shares assumed
       outstanding during the period..................          51,001              50,763
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Basic Earinings per Share:
     Before Extraordinary Gain (a/c)..................         $   .09             $   .20
     Extraordinary Gain...............................             .04                   -
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Basic Earnings per Share:                                      $   .13             $   .20
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Diluted Earnings per Share:
     Before Extraordinary Gain (b/d)..................         $   .09             $   .20
     Extraordinary Gain...............................             .04                   -
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Diluted Earnings per Share:                                    $   .13             $   .20
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